Exhibit 3.01(i)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEURALSTEM, INC.

a Delaware Corporation

The undersigned does hereby certify on behalf of Neuralstem, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, as follows:

FIRST: That the undersigned is the duly elected and acting Executive Chairman of the Corporation.

SECOND: That the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on February 28, 2001, under the name “Neuralstem, Inc.”

THIRD: That, pursuant to Sections 242 and 245 of the Delaware General Corporation Law (“DGCL”) of the State of Delaware, the Certificate of Incorporation of the Corporation, as amended to the date of the filing of this certificate, is hereby amended and restated in its entirety as set forth in Exhibit A hereto.

FOURTH: That the Amended and Restated Certificate of Incorporation of the Corporation as set forth in Exhibit A hereto has been duly adopted and approved by the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the DGCL.

FIFTH: That the stockholders of the Corporation approved the amendment at the annual meeting of the stockholders of said corporation which was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

SIXTH: That the effective date of this Certificate of Amendment shall be 5:00 p.m. Eastern Time on July 17, 2019 (“Effective Date”).

The undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing certificate are true and correct to the knowledge of the undersigned, and that this certificate is the act and deed of the undersigned.

Executed on this 9th day of July, 2019.

By:
Kenneth Carter, Executive Chairman

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF NEURALSTEM, INC.

I.

The name of this corporation is Neuralstem, Inc.

II.

The address of the registered office of the corporation in the State of Delaware is 2140 S. Dupont Hwy, Camden DE 19934, County of Kent and the name of its registered agent is Paracorp Incorporated.

III.

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

On the Effective Date of this Amended and Rested Certificate of Incorporation, the Corporation will effect a reverse stock split (the "Reverse Stock Split") of its outstanding Common Stock pursuant to which every twenty (20) issued and outstanding shares of the Corporation's Common Stock, par value $0.01 (the "Old Common Stock'') will be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 (the "New Common Stock''). Each certificate representing shares of Old Common Stock will thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, further, that no cash will be paid or distributed as a result of the Reverse Stock Split and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

After giving effect to the reverse stock split, the corporation shall have authority to issue shares as follows:

(i)	300,000,000 shares of New Common Stock, par value $0.01 per share. Each share of New Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

(ii)	7,000,000 shares of Preferred Stock, par value $0.01 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

V.

The management of the business and the conduct of the affairs of the corporation shall be vested in its board of directors. The number of directors which shall constitute the whole board of directors shall be fixed by the board of directors in the manner provided for in the bylaws.

The board of directors is expressly empowered to adopt, amend or repeal the bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

VI.

The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted under the DGCL, as so amended.

Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence or any act or omission to act giving rise to liability or indemnification.

VII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]